Exhibit 99.2

PRESS RELEASE

Howard Ullman, Chairman of CHDT Corp. Creates Personal Wall on Wallst.net's Financial Social Community, my.wallst.net

Monday April 28, 9:25 am ET

NEW YORK, April 28 /PRNewswire-FirstCall/ -- Howard Ullman, Chairman of CHDT Corp. (OTC Bulletin Board: CHDO - News; http://www.chdtcorp.com) will be updating the investment community through his personal profile on MyWallst.net available at http://www.wallst.net. The dynamic profile will include exclusive interviews with Mr. Ullman, company blogs on which investors can comment, his personal stock watchlist and photos of company products.

Visit Mr. Ullman's profile at http://my.wallst.net/HowardU.

Stay updated about CHDT Corp., ask Mr. Ullman a question, post a comment on his personal page, join CHDT Corp.'s message board to discuss company activity with other interested parties, and join his financial social network today. CHDT Corp. will also participate in the website's banner advertising program, with a full splash page describing the company and its products, as well as dynamic quotes.

About WallSt.net:

http://www.wallst.net is owned and operated by WallStreet Direct, Inc., a wholly owned subsidiary of Financial Media Group, Inc. (http://www.financialmediagroupinc.com). The Web site is a leading provider of timely business news, executive interviews, multimedia content, and research tools. Financial Media Group, Inc. also owns http://my.wallst.net, a financial social network for investors, and Financial Filings Corp. (http://www.financialfilings.com), a provider of compliance solutions to publicly traded companies. We have received two thousand five hundred dollars from CHDT Corporation for media and advertising services. In addition to WallSt.net, WallStreet Direct, Inc. owns and operates WallStRadio (http://www.wallstradio.com), a business and finance podcast Web site.

About CHDT Corp.

CHDT Corporation is a management company, providing services and taking an active role in the management and direction of all business units that could benefit from cumulative business experience in a variety of industries. Common components operated at the corporate level are human resources, financial services, accounting services, legal services, budgetary control, marketing support, information technology, and systems support. By providing these corporate services for the business units, each unit is charged with focusing on planned revenue growth. See http://www.chdtcorp.com for more information about the company and http://www.capstoneindustries.com and http://www.stptools.com for information on our current product offerings.

CONTACT: Jane Klein

               Janek@capstoneindustries.com
               954-252-3440